EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Western Midstream Holdings, LLC (as general partner of Western Midstream Partners, LP) and Unitholders of Western Midstream Partners, LP:

We consent to the use of (i) our report dated May 17, 2019, with respect to the consolidated balance sheets of Western Midstream Partners, LP and subsidiaries (the Partnership), formerly Western Gas Equity Partners, LP, as of December 31, 2018 and 2017, and the related consolidated statements of operations, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2018, which report appears in the Current Report on Form 8-K of Western Midstream Partners, LP and subsidiaries dated May 17, 2019, and (ii) our report dated February 20, 2019 with respect to the effectiveness of internal control over financial reporting of the Partnership as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K, each of which is incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus. The audit report covering the December 31, 2018 consolidated financial statements for Western Midstream Partners, LP and subsidiaries, formerly Western Gas Equity Partners, LP, refers to a change in the method of accounting for revenue recognition in 2018.

/s/ KPMG LLP

Houston, Texas
May 17, 2019